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                                                                   EXHIBIT 10.45

                                MICROISLET, INC.
                                ----------------

                                  SUMMARY SHEET
                                       OF
                   DIRECTOR AND EXECUTIVE OFFICER COMPENSATION


COMPENSATION OF DIRECTORS
-------------------------

In addition to their monthly fee of $1,500, non-employee directors receive reimbursement of expenses of attending directors' or committee meetings. Our directors have received in the past, and may receive in the future, stock option grants.

COMPENSATION OF EXECUTIVE OFFICERS
----------------------------------

The executive officers of the Company serve at the discretion of the Board of Directors. From time to time, the Compensation Committee of the Board of Directors reviews and determines the salaries that are paid to the Company's executive officers. The following table sets forth the annual salary rates for the Company's current executive officers as of the date of this report on Form 10-KSB:


John F. Steel IV, Chairman and Chief Executive Officer    $ 168,000

Hartoun Hartounian, Ph.D., President and Chief Operating  $ 250,000
Officer
William G. Kachioff, Vice President, Finance and Chief    $ 180,000
Financial Officer


Employment Arrangements with Current Executive Officers
-------------------------------------------------------

The following discussion summarizes the employment arrangements between us and our current executive officers as of the date of this report on Form 10-KSB, and any options or bonuses granted since our last fiscal year end of December 31, 2004:

HARTOUN HARTOUNIAN, PH.D. MicroIslet of Delaware entered into an agreement with Hartoun Hartounian dated June 23, 2000, which agreement was assumed by us and amended effective January 30, 2004 and July 1, 2004. Under the agreement, as amended, we have the right to terminate Dr. Hartounian's employment at any time and for any reason. If, however, we do so without cause or if Dr. Hartounian terminates his agreement for good reason, we must continue to pay salary for six months following termination. Upon such termination, Dr. Hartounian will also be provided twelve months to exercise his vested options. Dr. Hartounian must sign a waiver and release of claims in order to receive these benefits. In addition, the agreement as amended provides that Dr. Hartounian's initial grant of stock options for 1,250,200 shares will vest and become immediately exercisable upon a "change of control" of our company, which generally means a merger, liquidation or sale of all or substantially all of our stock or assets. Dr. Hartounian's base salary was increased to $250,000 per year on July 1, 2004. Dr. Hartounian is also eligible for a bonus of up to 40% of his base salary for the 2004 calendar year based on performance goals approved by our compensation committee under our performance cash bonus plan.

WILLIAM G. KACHIOFF. We entered into an agreement with William G. Kachioff dated May 1, 2002, which agreement was amended effective January 30, 2004 and July 1, 2004. Under the agreement, we have the right to terminate Mr. Kachioff's employment at any time and for any reason. If, however, we do so without cause or if Mr. Kachioff terminates his agreement for good reason, we must continue to pay salary for six months following termination. Upon such termination, Mr.

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Kachioff will also be provided twelve months to exercise his vested options. Mr.
Kachioff must sign a waiver and release of claims in order to receive these benefits. In addition, the agreement provides that Mr. Kachioff's initial grant of stock options for 250,000 shares will vest and become immediately exercisable upon a "change of control" of our company, which generally means a merger, liquidation or sale of all or substantially all of our stock or assets. Mr. Kachioff's base salary was increased to $180,000 per year on July 1, 2004. Mr. Kachioff is also eligible for a bonus of up to 20% of his base salary for the 2004 calendar year based on performance goals approved by our compensation committee under our performance cash bonus plan.




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